Exhibit 10.7.3

SUPPLEMENTAL EMPLOYMENT AGREEMENT

Supplemental Employment Agreement (“Agreement”) dated February 22, 2006 between Amedisys, Inc. (the “Company”) and Gregory H. Browne (“Browne”).

1.	Recitals. Browne has announced his intention to resign as Chief Financial Officer (“CFO”) of the Company. The Company has requested Browne to remain employed in that capacity until the Company has found a suitable replacement for him and, after his resignation, to remain employed by the Company for a brief transition period. The purpose of this Agreement is to set out the arrangements agreed on under the foregoing circumstances.

2.	Termination. Browne’s employment under his Employment Agreement dated May 29, 2002, as amended (the “Employment Agreement”) shall terminate on the earlier of (i) the date the Company gives written notice to Browne that it has obtained a replacement for Browne as CFO or (ii) June 30, 2006 (the “Termination Date”), and on the Termination Date the Employment Agreement shall become null and have no further effect except for (i) accrued obligations (ii) the provisions of Section 6 (Confidentiality and Non-Disclosure of Information) and 7 (Restrictive Covenant) and (iii) the provisions of Section 8 to the extent applicable to Section 6 and 7.

3.	Transitional Employment. Following the Termination Date, Browne shall continue as an employee of the Company until the earlier of (i) the date after June 30, 2006 that the Company notifies Browne that his services are no longer required or (ii) September 30, 2006. During the transition period, Browne shall be paid monthly 60% of his monthly salary in effect on the Termination Date, and he shall only be required to perform services three days a week. He shall not be entitled to any bonus for services performed during the transition period. He shall be under the direction of the Chief Executive Officer of the Company and shall perform such services as may be reasonably requested by him consistent with his capacity. During the transition period Browne shall receive the Additional Benefits described in Section 4.6 of the Employment Agreement, consisting of vacation, reimbursement of expenses and participation in Employee Benefit Plans. At the expiry of this transition period, the Company shall pay to Browne, as severance three months salary, and it shall have no further obligation to Browne accept for accrued salary and benefits to the Termination Date and a bonus for 2005, if any, that the Board of the Company chooses in its discretion to award.

4.	Continual Coverage. The Company acknowledges that as a past officer of the Company, Browne is entitled to continue to be covered by the Company’s directors and officers liability policy and the Company’s indemnification arrangements for its officers as are currently in effect, and the Company will not reduce such coverage except as part of a reduction applicable to all past officers of the Company.

5.	Stock Options. Nothing in the Agreement shall enlarge or reduce Browne’s rights and obligations under his various stock option agreements, which will continue to be governed by and subject to such agreements and to the vesting of his options in the event of a Change in Control as defined in the Employment Agreement.

Amedisys, Inc.

By:	/s/ William F. Borne
Chief Executive Officer

/s/ Gregory H. Browne
Gregory H. Browne